Exhibit 4.1

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

COMMON STOCK PURCHASE WARRANT

CareCloud, Inc.

Warrant to Purchase 4,300,000 Shares of Common Stock

Issue Date: July 22, 2026

THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, Mahmud Haq (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to purchase from CareCloud, Inc., a Delaware corporation (the “Company”), 4,300,000 shares of Common Stock (the “Warrant Shares”) at a purchase price per share equal to $5.00 (the “Exercise Price”). This Warrant is being issued in connection with a financing arrangement entered into in April 2026 by the Company with Citizens Bank, N.A., pursuant to which the Holder has agreed to pledge certain of his personal securities accounts to secure the Company’s obligations under such financing.

Section 1. Definitions.

Business Day means any day other than a Saturday, Sunday, or a day on which commercial banks in New York are closed.

Common Stock means the common stock of the Company, par value $0.001 per share.

Exercise Period ends July 21, 2031.

Trading Day means any day on which the Nasdaq Global Market (or such other national securities exchange on which the Common Stock is then listed) is open for trading.

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Section 2. Exercise of Warrant.

(a) Exercise. Warrant may be exercised by delivery of notice and payment until the end of the Exercise Period.

(b) Issuance. Shares delivered within 2 Trading Days of the Company’s receipt of notice and payment.

(c) Fractional Shares. No fractional shares issued.

(d) Net Share Settlement. The Holder may exercise this Warrant via net share settlement. The formula for such settlement shall be as follows. X = Y × (A − B) / A where: X=the number of Warrant Shares to be issued to the Holder; Y=the total number of Warrant Shares for which the Holder has elected to exercise this Warrant; A=the Fair Market Value of one Warrant Share on the Trading Day immediately preceding the exercise date; and B=the Exercise Price in effect under this Warrant as of the exercise date. For purposes of this Section 2(d), “Fair Market Value” means the closing sale price of the Common Stock on the Nasdaq Global Market (or such other national securities exchange on which the Common Stock is then listed) on the applicable Trading Day, as reported by such exchange.

(e) Vesting Schedule

Month	Shares Vested	Cumulative
July 2026	680,000	680,000
August 2026	620,000	1,300,000
September 2026	570,000	1,870,000
October 2026	520,000	2,390,000
November 2026	470,000	2,860,000
December 2026	420,000	3,280,000
January 2027	360,000	3,640,000
February 2027	300,000	3,940,000
March 2027	200,000	4,140,000
April 2027	100,000	4,240,000
May 2027	40,000	4,280,000
June 2027	20,000	4,300,000

(f) Additional Approvals. Notwithstanding anything to the contrary in this Warrant, if any further approval is deemed required by the Company after consultation with counsel for the issuance of this Warrant or the issuance of any Warrant Shares upon exercise hereof, then this Warrant shall be subject to such approval, the Company shall use commercially reasonable efforts to obtain such approval at the earliest practicable date, and this Warrant shall not be exercisable, and the Company shall have no obligation to issue any Warrant Shares upon exercise hereof, unless and until such approval has been obtained. For the avoidance of doubt, unless otherwise prohibited by applicable law, rule or regulation, vesting under Section 2(e) shall continue during the period prior to the receipt of any required approval hereunder.

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Section 3. Adjustments.

(a) Stock Splits, Subdivisions, and Combinations. If the Company shall at any time or from time to time after the Issue Date (i) subdivide or split the outstanding shares of Common Stock into a greater number of shares, (ii) combine or reverse split the outstanding shares of Common Stock into a smaller number of shares, or (iii) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each such event the Exercise Price and the number of Warrant Shares shall be proportionately adjusted so that the Holder shall be entitled to receive, upon exercise of this Warrant for the same aggregate Exercise Price, the number of shares of Common Stock that the Holder would have been entitled to receive had this Warrant been exercised immediately prior to such event. Any adjustment under this Section 3(a) shall become effective at the close of business on the date the subdivision, split, combination, or reclassification becomes effective.

(b) Stock Dividends and Distributions. If the Company shall at any time or from time to time after the Issue Date declare or pay a dividend or make any other distribution on the Common Stock payable in shares of Common Stock, then the Exercise Price and the number of Warrant Shares shall be proportionately adjusted so that the Holder shall be entitled to receive, upon exercise of this Warrant for the same aggregate Exercise Price, the number of shares of Common Stock that the Holder would have been entitled to receive had this Warrant been exercised immediately prior to the record date for such dividend or distribution.

(c) Reorganization, Reclassification, Merger, or Consolidation. If at any time or from time to time after the Issue Date there shall be (i) any capital reorganization or reclassification of the Common Stock (other than as provided in Sections 3(a) and 3(b)), (ii) any consolidation or merger of the Company with or into another person or entity, or (iii) any sale, lease, or other transfer of all or substantially all of the assets of the Company to another person or entity, then, as a condition of such reorganization, reclassification, consolidation, merger, or transfer, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to receive upon exercise of this Warrant the kind and amount of shares of stock, other securities, money, or property receivable upon such reorganization, reclassification, consolidation, merger, or transfer by a holder of the number of shares of Common Stock for which this Warrant might have been exercised immediately prior to such reorganization, reclassification, consolidation, merger, or transfer.

(d) No Other Adjustments. Except as expressly set forth in this Section 3, no adjustment to the Exercise Price or the number of Warrant Shares shall be made in connection with the issuance by the Company of any shares of Common Stock or other equity securities for any consideration and for any purpose, whether by way of public or private offering, acquisition, employee or director compensation, or otherwise.

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(e) Notice of Adjustments. Upon any adjustment of the Exercise Price or the number of Warrant Shares pursuant to this Section 3, the Company shall give prompt written notice thereof to the Holder, setting forth in reasonable detail the event requiring the adjustment and the method of calculation thereof.

Section 4. Miscellaneous.

(a) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

(b) Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any action or proceeding arising out of or relating to this Warrant, and each of the parties hereto irrevocably agrees that all claims with respect to such action or proceeding may be heard and determined in such courts.

(c) Entire Agreement. This Warrant constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and negotiations, whether written or oral, relating to such subject matter.

(d) Amendment and Waiver. This Warrant may be amended or modified, and any provision hereof may be waived, only by a written instrument signed by the Company and the Holder.

(e) Severability. If any provision of this Warrant is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

(f) Legend. Each certificate or book-entry representing shares of Common Stock issued upon exercise of this Warrant shall bear a legend substantially in the form of the restrictive legend set forth on the cover page of this Warrant, until such time as such shares have been registered under the Securities Act or sold pursuant to Rule 144 thereunder.

(g) Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by electronic means (including by email in .pdf format or by electronic signature) shall be effective as delivery of an original executed counterpart.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF

CARECLOUD, INC.

By:	/s/ Stephen Snyder
Name:	Stephen Snyder
Title:	Chief Executive Officer

Authorized pursuant to Board approval dated March 10, 2026.

ACKNOWLEDGED AND AGREED:

/s/ Mahmud Haq
Mahmud Haq

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